Exhibit 99.42

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Breakthrough for Sangui Oxygen Carriers

Sangui enters new era of its history and starts blood additive authorization process. Mexican partner takes the lead in promoting live-saving medical innovation

ERC Nano Med and SanguiBioTech sign comprehensive cooperation contract, Medicoforum in charge of project management

Witten, Germany, October 17, 2006 - ERC Nano Med S.A. de C.V. of Monterrey, Mexico, and SanguiBioTech GmbH, Witten, Germany, will jointly promote the FDA authorization of Sangui's artificial oxygen carriers as blood additive. An agreement to this effect was signed in Hamburg, Germany, tonight. Initial indication for this pharmaceutical will be lung-shock, a live-threatening collapse of the lung which causes immediate death in cases of stroke and numerous other diseases. Both parties agreed to entrust Medicoforum, Hanover, Germany, a clinical research group with special expertise in global authorization processes, with managing the project. The first steps include the preparation of the documentation which will be the basis for all further applications as well as the establishing of a production facility for hemoglobin polymers in Monterrey which will produce the test substance for the preclinical studies scheduled to start in 2007.

Under the terms of the agreement, ERC will arrange for the preclinical and clinical trials in Mexico and finance large parts of the authorization process, while Sangui contributes its know-how in the medical, biological and chemical fields. Medicoforum shall contribute their efforts partly in consideration of participating in the commercial benefits. ERC was granted the exclusive rights to market and sell future products resulting from this authorization in North, Middle and South America. The agreement contains no advance payments by either side. The financial backup will be provided by Banco Regional de Monterrey (Banregio), whose principal shareholders are also engaged in ERC.

"We are thrilled by the opportunities this project will offer to those participating and to patients all over the world. Not only are we looking at new means to save human lives, but we are also addressing a multi-billion dollar market," said ERC CEO Ing. Eduardo Martinez Mena. "We are deeply convinced that Sangui's approach to use hemoglobin polymers as blood additive for enhanced oxygen supply is superior and highly promising because it avoids the risks which other attempts had to submit to. We are determined to put this to the test. We take pride in underlining the strong economic and scientific position of the State of Nuevo Léon and its capital Monterrey by taking the lead in promoting this live-saving innovation."

Hubertus Schmelz, Managing Director of SanguiBioTech GmbH, pointed out: "Our firm belief in the benefits and the correctness of our concept has never ceased and has driven us forward for many years. It is to my great satisfaction that thanks to the cooperation with ERC we now have the opportunity to demonstrate its validity."

As reported yesterday, ERC and Sangui have also agreed to a large scale cooperation in the field of wound management. Moreover, ERC has purchased an initial quantity of Sangui Pure Moisture Cosmetics for distribution in Mexico.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

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